February 8, 2006

Mail Stop 3561

Via US Mail and Facsimile

Mr. H. Martin DeFrank
President and Chief Financial Officer
447B Doheny Drive
Beverly Hills, California 90210

Re:	Kings Road Entertainment, Inc.
	Form 10-KSB for the year ended April 30, 2004
	Forms 10-QSB for the quarters ended July 31, 2004, October
31,
2004 and
      January 31, 2005
	Commission file #: 000-14234

Dear Mr. DeFrank:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


								Sincerely,



								Linda Cvrkel
								Branch Chief
??

??

??

??

Mr. H. Martin DeFrank
Kings Road Entertainment, Inc.
January 19, 2006
Page 1